Schedule A

Executed	Executed
Shares	Price
400	59.88
4,476	59.90
824	59.91
2,355	59.92
1,545	59.93
300	59.94
300	59.95
600	59.96
1,800	59.97
200	59.98
800	59.99
800	59.999
12,500	60.00
1,200	60.01
1,100	60.02
800	60.04

Average Price:	$59.9692